EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations John Eldridge (206) 272-6571 j.eldridge@f5.com

Public Relations Alane Moran (206) 272-6850 a.moran@f5.com

F5 Networks Completes Acquisition of Acopia Networks

Extends value of its Application Delivery Network to include management of customers’
burgeoning file storage assets

SEATTLE, SEPTEMBER 13, 2007 — F5 Networks, Inc. (Nasdaq: FFIV), the global leader in Application Delivery Networking, today announced that it has completed the acquisition of Acopia Networks, Inc., a best-of-breed provider of high-performance, intelligent file virtualization solutions. On August 6, 2007, F5 announced the execution of a definitive agreement to acquire Acopia.

Acopia solutions increase F5’s strategic value to customers by optimizing the network storage layer that is entrusted with an organization’s data. In extending the power of intelligent networking to all levels of application delivery, the acquisition furthers F5’s strategic goal of making applications and information readily available to global users.

“Customers are recognizing the value of applying intelligent network technology to the challenges of managing growth at all levels of the application delivery infrastructure,” said Steve Duplessie, Founder and Senior Analyst at Enterprise Strategy Group (ESG). “As the demands of doing business across the extended enterprise increase, the ability of application delivery controllers to intelligently optimize availability, performance, and user access to information has made them the primary weapon in an IT organization’s arsenal. Intelligent file virtualization leverages the same concepts to address the equally challenging issues facing IT in managing the resulting growth of their file storage infrastructures.” An in-depth analysis from ESG regarding the acquisition can be found at http://www.f5.com/reports/esg20070801.pdf.

“Acopia has proven technology that is widely deployed in global enterprises today. Intelligent file virtualization is a natural and important extension to F5’s data center vision,” said John McAdam, President and CEO of F5. “Within the datacenter, F5 optimizes the web and application layers. Externally, we optimize the links between data centers. With the addition of Acopia, we extend that value by optimizing the file storage layer—providing our customers faster, more secure, and more reliable access to applications and information regardless of their location.”

Acopia’s President and CEO, Christopher Lynch, and his leadership team are joining F5’s management team. “I’m excited to bring the two companies together and demonstrate to customers how Acopia extends F5’s Application Delivery Network value proposition,” said Lynch. “Acopia customers recognize that our products enable their networks to provide better control, manageability, availability, and access to information, which is the reason Acopia’s technology is the leading intelligent file virtualization solution deployed in large enterprises today.”

Based on the purchase price allocation, F5 expects to take a one-time charge of $14 million ($0.16 per diluted share) in the current quarter for in-process research and development related to this acquisition. Management will provide more information on Acopia and the impact of acquisition-related expenses on subsequent quarters during the company’s quarterly conference call on October 24th.

About F5 Networks

F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer resources. F5’s extensible architecture intelligently integrates application optimization, protects the application and the network, and delivers application reliability—all on one universal platform. Over 10,000 organizations and service providers worldwide trust F5 to keep their applications running. The company is headquartered in Seattle, Washington with offices worldwide. For more information, go to www.f5.com.

This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the company’s filings with the SEC.

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